EX-1.1 Amendment to Articles of Incorporation dated June 22, 2000


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                                                      Ontario Corporation Number
                                                 Numero de la societe en Ontario

                                                                         1168444

Ministry of                                Ministre de la
Consumer and                               Consommation
Commercial Relations                       et du Commerce
CERTIFICATE                                CERTIFICAT
This is to certify that these              Ceci certifie que les presente
articles are effective on                  statuts entrent en vigueur re
June 22                                    JUIN, 2000




Form 3                               ARTICLES OF AMENDMENT
Business                            STATUTS DE MODIFICATION
Corporations
Act

                1.  The name of the corporation is:         Denomination sociale de la societe:
                    WORLD  HEART  CORPORATION
Formula 3
Loi sur les
societes par
actions         2.  The name of the corporation is          Nouvelle denomination sociale de
                    changed to (if applicable):             la societe (s'il y a lieu):




                3.  Date of Incorporation/amalgamation:     Data de la constitution ou de la fusion:


                                                    1996/04/01
                -------------------------------------------------------------------------------------
                                                (Year, Month, Day)
                                                (annee, mois, jour)

                4.  The articles of the corporation are     Les statuts de la societe sont modifies
                    amended as follows:                     de la facon suivante.

                See Schedule A attached hereto

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                                   SCHEDULE A

The Articles of the Corporation are amended to create a first series of 1,374,570 preferred shares which shall be designated Cumulative Redeemable Convertible Preferred Shares, Series A (the "Series A Shares") and shall have attached thereto, in addition to the rights, privileges, restrictions, conditions and limitations attaching to the Preferred Shares as a class, the following rights, privileges, restrictions and conditions (the "Series A Provisions"):

1         General

1.1       Definitions

          Where used in these Series A Provisions, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

     (a) "business day" means a day other than a Saturday, Sunday or any other day when banks in the municipality in Canada in which the Corporation's registered office is then situated are authorized by applicable laws to be closed;

     (b) "Common Shares" means common shares of the Corporation as such shares were constituted on June 30, 2000, or as such shares may be changed from time to time, provided that any adjustment in the Conversion Rate required by clause 3.5 hereof has been made;

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     (c)  "close of business"  means the normal  closing  hour of the  principal office of the transfer agent for the Common Shares located nearest to the registered office of the Corporation;

     (d) "Conversion Rate" at any time means the number of Common Shares into which one Series A Share may be converted at such time in accordance with the provisions of section 3;

     (e) "Current Market Price" of the Common Shares on any date means the arithmetic weighted average trading prices for sales of board lots of Common Shares on The Toronto Stock Exchange and the Nasdaq National Market (with prices on The Toronto Stock Exchange converted into United States dollars at the noon buying rate certified by the New York Federal Reserve Bank for customs purposes on such date) or, if the Common Shares are not then listed and posted for trading on The Toronto Stock Exchange or the Nasdaq National Market, on such stock exchange on which such shares are listed and posted for trading and on which such shares are most actively traded, during the 20 consecutive trading days ending on a date not earlier than the 5th trading day preceding such date, provided that in the event the Common Shares are not listed on any stock exchange the Current Market Price shall be determined by an independent investment dealer selected by the directors which determination shall be conclusive;

     (f) "Deferred Dividend Amount" in respect of a Series A Share means an amount calculated and compounded semi-annually on the dividend payment dates

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          determined  at a rate of 5% per  annum  during  the  Initial  Dividend
          Period and at a rate 10% per annum during the Subsequent Dividend Period on the aggregate of (i) the amount of all preferential cumulative dividends that have not been paid on such Series A Share on the scheduled dividend payment date or dividend payment dates, whether or not such dividends were declared, for so long as such dividends remain accrued and unpaid from time to time and (ii) the Deferred Dividend Amount that has accumulated in prior calculation periods and remains unpaid; the period from and including a dividend payment date
          to,  but  not  including,   the  next  dividend   payment  date  is  a
          "calculation period" for the purposes of this definition;

     (g) "director" means a director of the Corporation for the time being and "directors" or "board of directors" means the board of directors of the Corporation or, if duly constituted and empowered, the executive committee of the board of directors of the Corporation for the time being, and reference, without further elaboration, to action by the directors means either action by the directors of the Corporation as a board or action by the said executive committee as such committee;

     (h) "herein", "hereto", "hereunder", "hereof", "hereby" and similar expressions mean or refer to these Series A Provisions and not to any particular section, clause, subclause, subdivision or portion hereof, and the expressions "section", "clause" and "subclause" followed by a number or a letter mean and refer to the specified section, clause or subclause hereof;

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     (i)  "Initial Issue Date" means the first date on which any Series A Shares are issued and outstanding;

     (j) "Junior Shares" means any shares of the Corporation ranking after or subordinate to the Series A Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Common Shares;

     (k) "Liquidation Distribution" means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

     (l) "ranking as to capital" means ranking or priority with respect to the distribution of assets in the event of a Liquidation Distribution;

     (m) "Series A Holder" means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series A Shares;

     (n) "trading day" means any day on which The Toronto Stock Exchange or the Nasdaq National Market are open for business and on which one or more board lots of the relevant class of shares of the Corporation are traded on either or both such exchanges; and

     (o) "transfer agent" means the corporation or corporations from time to time appointed by the directors as the transfer agent for the Series A Shares and, in the event that no such person is appointed, "transfer agent" means the Corporation.

1.2  Gender,  etc.

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     Words  importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3       Currency

          All monetary amounts referred to herein shall be in lawful money of the United States of America.

1.4       Headings

          The division of these Series A Provisions into sections, clauses, subclauses or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5  Business  Day

     In the event that any date upon which any dividends on the Series A Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Series A Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

1.6       Business  Corporations  Act  (Ontario)

          These Series A Provisions shall be governed by and are subject to the applicable provisions of the Business Corporations Act (Ontario), as such statute may from time to time be amended, varied, replaced or re-enacted (the "OBCA") and all other laws binding upon the Corporation and, except as otherwise expressly provided herein, all terms used herein which are defined in the OBCA shall have the respective meanings ascribed thereto in the said Act.

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2         Dividends

2.1       Declaration and Payment of Dividends

2.2 The holders of Series A Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors, preferential cumulative cash dividends at the rate per Series A Share (a) during the period from the Initial Issue Date to the third anniversary of the Initial Issue Date (the "Initial Dividend Period") at a rate per annum equal to the greater of (i) $0.7275 and (ii) the amount that would have been paid during such period if such Series A Share had been converted into Common Shares at the Conversion Rate immediately prior to the start of such period, and (b) thereafter (the "Subsequent Dividend Period") at a rate per annum equal to the greater of (iii) $1.455 and (iv) the amount that would have been paid during such period if such Series A Share had been converted into Common Shares at the Conversion Rate immediately prior to the start of such period. To the extent that non-cash dividends have been paid on the Common Shares during a period, the amount payable under (ii) and (iv) above shall include the cash equivalent value of such non-cash dividends determined as of the date payment was made to the holders of Common Shares. Such dividends shall accrue from and including the date of issue of such shares and, subject as hereinafter provided, shall be payable semi-annually on the last day of each of June and December in each year (each of which dates is hereinafter referred to as a "dividend payment date"). The first dividend payment date shall be December 31, 2000.

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2.3       Amount of Dividend

          The amount of the dividend for any period which is less than a full half-year with respect to any Series A Share:

     (i)  which is issued, redeemed or purchased; or

     (ii) where assets of the Corporation are distributed to the Series A Holders pursuant to section 7 hereof;

shall be equal to the amount calculated by multiplying the annual dividend entitlement contemplated in section 2.1 for the relevant period by a fraction the numerator of which is the number of days in such half-year for which such share has been outstanding (including the dividend payment date at the beginning of such half-year if such share was outstanding on that date and excluding the next succeeding dividend payment date if such share was outstanding on that date), and the denominator of which is 365.

          The amount of the dividend payable in respect of each Series A Share on the first dividend payment date following the Initial Issue Date shall be that proportion of $0.36375 which the number of days from and including the Initial Issue Date to but excluding such dividend payment date is to the total number of days in the six month period immediately preceding such dividend payment date.

2.4       Cumulation of Dividends

          If on any dividend payment date a dividend accrued to and payable on such date is not paid in full on the Series A Shares then issued and outstanding, the dividend or the unpaid part thereof shall be paid on a subsequent date as determined by the board of directors. The

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Series A Holders shall not be entitled to any dividends  other than or in excess of the preferential cumulative dividends provided for in this section 2.

2.5       Method of Payment

          Any dividends declared on the Series A Shares shall be paid by forwarding by pre-paid first class mail, mailed on or before the dividend payment date, addressed to each Series A Holder at its address as it appears on the books of the Corporation or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the books of the Corporation, a cheque for such dividends (less the amount of any tax required to be deducted or withheld by the Corporation) payable to or to the order of such holder (or, in the case of joint holders, registered in the name of, all such holders, failing written instructions from them to the contrary). Notwithstanding the foregoing, any dividend cheque may be delivered to a Series A Holder at its address as aforesaid. The mailing or delivery of any such cheque in the foregoing manner shall satisfy such dividends to the extent of the sum represented by such cheque (plus the amount of any tax required to be deducted or withheld as aforesaid) unless such cheque is not paid on presentation. Each dividend on the Series A Shares shall be paid to the registered holders appearing on the registers at the close of business on such day (which shall not be more than 30 days preceding the date fixed for payment of such dividend) as may be determined in advance from time to time by the directors.

3.        Conversion

3.1       Right to Convert

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          Upon and subject to the terms and  conditions  hereinafter  set forth, the holders of Series A Shares shall have the right, at any time and from time to time, commencing on the earlier of (i) the sixth anniversary of the Initial Issue Date and (ii) the third anniversary of the Initial Issue Date if a take-over bid (as defined in the Securities Act (Ontario)) is announced for the Common Shares or if the Corporation agrees to participate in a Capital Reorganization (as defined in subclause 3.5.4. below), and ending up to the close of business on June 30, 2007, or, in the case of Series A Shares called for redemption after the Series A Shares have become convertible, to the close of business on the business day immediately preceding the date fixed for redemption, whichever is earlier (provided, however, that if the Corporation shall fail to redeem such Series A Shares in accordance with the notice of redemption the right of conversion shall thereupon be restored as if such call for redemption had not been made), to convert all or any part of their Series A Shares into fully paid and non-assessable Common Shares, at the Conversion Rate in effect on the date of conversion. Unless and until adjusted in accordance with these Series A Provisions, the Conversion Rate shall be one Common Share for each Series A Share to be converted.

3.2       Conversion Procedure

          The conversion right provided for in clause 3.1 may be exercised by completing and executing the notice of conversion on the certificate or certificates representing the Series A Shares in respect of which the holder thereof desires to exercise such right of conversion and by delivering the said certificate or certificates to the transfer agent for the Series A Shares at any office for the transfer of the Series A Shares. The said notice of conversion shall be signed by



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such  holder  or by his  duly  authorized  attorney  or  agent,  with  signature guaranteed in a manner satisfactory to the transfer agent and shall specify the number of Series A Shares which the Series A Holder desires to have converted. The transfer form in the certificate or certificates in question need not be endorsed, except in the circumstances contemplated by clause 3.3. If less than all the Series A Shares represented by a certificate or certificates are to be converted, the Series A Holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Shares represented by the certificate or certificates surrendered as aforesaid which are not to be converted.

3.3       Person to Whom Common Shares Will be Issued

          On any conversion of Series A Shares the share certificates for Common Shares resulting therefrom shall be issued at the expense of the Corporation in the name of the registered holder of the Series A Shares converted or in such name or names as such registered holder may direct in writing, provided that such registered holder shall pay any applicable security transfer taxes. In any case where the Common Shares are to be issued in the name of a person other than the holder of the converted Series A Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series A Shares or its duly authorized attorney or agent, with signature guaranteed in a manner satisfactory to the transfer agent.

3.4       Effective Date of Conversion

          Each Series A Holder whose shares are to be converted in whole or in part (or any other person or persons in whose name or names any certificates representing Common Shares are issued as provided in clause 3.3) shall be deemed to have become the holder of record of the



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Common Shares into which such Series A Shares are  converted,  for all purposes, on the respective dates of receipt by the transfer agent of the certificate or certificates representing the Series A Shares to be converted as provided in clause 3.2, notwithstanding any delay in the delivery of the certificate or certificates representing the Common Shares into which such Series A Shares have been converted and, effective as of and throughout such respective dates, the Series A Holder shall cease to be registered as the holder of record of the Series A Shares so converted.

3.5       Adjustment of Conversion Rate

3.5.1 If and whenever at any time and from time to time the Corporation shall: (i) subdivide, redivide or change its then outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate or change its then outstanding Common Shares into a lesser number of Common Shares; or
(iii) issue Common Shares (or securities exchangeable or convertible into Common Shares) to the holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution (other than a stock dividend paid in the ordinary course) (any of such events being herein called a "Common Share Reorganization"), the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Conversion Rate in effect on such record date by the quotient obtained when:

     (A) the number of Common Shares outstanding after the completion of such Common Share Reorganization (but before giving effect to the issue of any Common

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          Shares  issued after such record date  otherwise  than as part of such
          Common Share Reorganization) including, in the case where securities exchangeable or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date, is divided by

     (B) the number of Common Shares outstanding on such record date before giving effect to the Common Share Reorganization.

3.5.2 If and whenever at any time the Corporation shall fix the record date for the issuance of rights, options or warrants to the holders of all or substantially all of its outstanding Common Shares entitling them for a period expiring no more than 45 days after such record date to subscribe for or to purchase Common Shares (or securities of the Corporation convertible into Common Shares) at a price per Common Share (or having a conversion price per Common Share) of less than 95% of the Current Market Price of a Common Share on such record date (any such event being herein referred to as a "Rights Offering"), then the Conversion Rate then in effect shall be adjusted immediately after such record date by multiplying the Conversion Rate in effect on such record date by the quotient obtained when:

     (A) the sum of the number of Common Shares outstanding on such record date and the number of additional Common Shares offered for subscription or purchase under the Rights Offering (or the number of Common Shares into which the securities so offered are convertible) is divided by


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     (B)  the sum of the number of Common Shares outstanding on such record date and a number determined by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase under the Rights Offering (or the aggregate conversion price of the convertible securities so offered) by the Current Market Price of a Common Shares on such record date.

          Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation. If such rights, options or warrants are not so issued or if, at the date of expiry of the rights, options or warrants subject to the Rights Offering, less than all the rights, options or warrants have been exercised, then the Conversion Rate shall be readjusted effective immediately after the date of expiry to the Conversion Rate which would have been in effect if such record date had not been fixed or to the Conversion Rate which would then be in effect on the date of expiry if the only rights, options or warrants issued had been those that were exercised, as the case may be.

3.5.3 If and whenever at any time the Corporation shall fix a record date for the making of a distribution (including a distribution by way of stock dividend) to the holders of all or substantially all its outstanding Common Shares of: (i) shares of the Corporation of any class other than Common Shares (and shares convertible into Common Shares referred to in subclause 3.5.1); (ii) rights, options or warrants (excluding a Rights Offering, rights, options or warrants exercisable within 45 days of the record date having a conversion price per Common Share equal to or greater than 95% of the then Current Market Price);
(iii) evidences of its indebtedness (excluding indebtedness convertible into Common Shares referred to in subclause 3.5.1); or (iv)

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assets (other than with respect to (i),  (ii),  (iii) and (iv) above,  dividends paid in the ordinary course and a Common Share Reorganization) (any such event being herein referred to as a "Special Distribution") then, in each such case, the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purposes of the Special Distribution by multiplying the Conversion Rate in effect on such record date by the quotient obtained when:

     (A) the product obtained when the number of Common Shares outstanding on the record date is multiplied by the Current Market Price of a Common Share on such date, is divided by


     (B) the difference obtained when the amount by which the aggregate fair market value (as determined by the board of directors, which determination shall be conclusive) of the shares, rights, options, warrants, evidences of indebtedness or assets, as the case may be, distributed in the Special Distribution exceeds the fair market value (as determined by the board of directors, which determination shall be conclusive) of the consideration, if any, received therefor by the Corporation, is subtracted from the product obtained when the number of Common Shares outstanding on the record date is multiplied by the Current Market Price of a Common Share on such date, provided that no such adjustment shall be made if the result of such adjustment would be to decrease the Conversion Rate in effect immediately before such record date. Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be

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outstanding for the purpose of any such  computation.  Such adjustment  shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Conversion Rate shall be readjusted effective immediately to the Conversion Rate which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed.

3.5.4 If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this clause 3.5 or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Corporation with or into another body corporate (any such event being called a "Capital
Reorganization"), any Series A Holder who has not exercised its right of conversion prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the record date for such Capital Reorganization, in lieu of the number of Common Shares to which it was theretofore entitled upon conversion, the aggregate number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, it had been the registered holder of the number of Common Shares to which he was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in clauses
3.5 and 3.6; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Series A Holders shall thereafter be entitled to receive

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

such number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization.

3.5.5 In the case of any reclassification of, or other change in, the outstanding Common Shares other than a Common Share Reorganization or a Capital Reorganization, the right of conversion shall be adjusted immediately after the record date for such reclassification or other change so that Series A Holders shall be entitled to receive, upon the exercise of such right at any time after the record date of such reclassification or other change, such shares, securities or rights as they would have received had such Series A Shares been converted into Common Shares immediately prior to such record date subject to adjustment thereafter in accordance with provisions, the same as nearly may be possible, as those contained in clauses 3.5 and 3.6.

3.5.6 In the event that one or more preferential cumulative dividends are not paid on the Series A Shares on the scheduled dividend payment date, whether or not such dividend or dividends were declared, and such dividend or dividends remain accrued but unpaid or there is a Deferred Dividend Amount in respect of such Series A Share, at the time that a Series A Holder exercises his right to convert such Share, the Conversion Rate for each Series A Share so converted shall be adjusted effective on the base of conversion by multiplying (a) the Conversion Rate in effect immediately prior to the time of conversion by (b) the quotient obtained when (i) the sum of (A)$14.55 plus (B) the amount of accrued but unpaid dividends on such Series A Share plus (C) the Deferred Dividend Amount in respect of such Series A Share, is divided by (ii) $14.55.

3.6       Rules for Adjustment of Conversion Rate

          The following rules and procedures shall be applicable to the adjustments of the Conversion Rate made pursuant to clause 3.5:

3.6.1 If the purchase price provided for in any rights, options or warrants (the "Rights Offering Price") referred to in subclauses 3.5.2 or 3.5.3 is decreased, the Conversion Rate shall forthwith be changed so as to increase the Conversion Rate to such Conversion Rate as would have been obtained had the adjustment to the Conversion Rate made pursuant to subclauses 3.5.2 or 3.5.3, as the case may be with respect to such rights, options or warrants been made upon the basis of the Rights Offering Price as so decreased, provided that the provisions of this subclause 3.6.1 shall not apply to any decrease in the Rights Offering Price resulting from provisions in any such rights, options or warrants designed to prevent dilution if the resulting increase in the Conversion Rate under this subclause 3.6.1 is not greater than the increase, if any, in the Conversion Rate to be made pursuant to the provisions of this section 3 by virtue of the occurrence of the event giving rise to such decrease in the Rights Offering Price;

3.6.2 No adjustment in the Conversion Rate shall be required unless an increase or decrease of at least one per cent of the prevailing Conversion Rate would result; provided, however, that any adjustment which, except for the provisions of this subclause 3.6.2 would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

3.6.3 No adjustment in the Conversion Rate shall be made pursuant to subclauses 3.5.2 or 3.5.3 in respect of any rights, options, warrants or distributions if identical rights, options, warrants or shares are issued to the holders of the Series A Shares as though and to the same effect as if they had converted their Series A Shares into Common Shares prior to the issue of such rights, options, warrants or shares any such issued of rights, warrants or distributions to the holders of the Series A Shares, being subject to the prior consent of The Toronto Stock Exchange.

3.6.4 In the absence of a resolution of the directors fixing a record date for a Special Distribution or a Rights Offering, the Corporation shall be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected;

3.6.5 Forthwith after any adjustment in the Conversion Rate, the Corporation shall file with the transfer agent of the Corporation for the Series A Shares a certificate of an officer of the Corporation certifying as to the amount of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment; the Corporation shall also at such time mail, by prepaid first class mail, a copy of such certificate to the Series A Holders; and

3.6.6 Any question that at any time or from time to time arises with respect to the Conversion Rate or any adjustment in the amount of the Conversion Rate or the amount of any cash payment made in lieu of issuing a fractional share shall be conclusively determined by the auditors from time to time of the Corporation and shall be binding upon the Corporation and all shareholders, transfer agents and registrars of Series A Shares and Common Shares.

3.7       Entitlement to Dividends

          Each Series A Holder on the record date for any dividend declared payable on the Series A Shares shall be entitled to such dividend notwithstanding that any Series A Share owned by him is converted after such record date and before the payment date of such dividend. The registered holder of any Common Share resulting from any conversion effected pursuant to this section 3 shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on or after the date of conversion. Except as provided in clauses 3.5 and 3.7, no adjustment will be made on account of any dividend declared or accrued prior to the date of conversion, on the Series A Shares converted or the Common Shares resulting from any conversion.

3.8       Notice of  Certain Events

          If the Corporation intends to fix a record date for any Common Share Reorganization (other than a subdivision, consolidation or reclassification), Rights Offering, Special Distribution or Capital Reorganization, the Corporation shall, not less than 21 days prior to such record date, notify each Series A Holder of such intention by written notice setting forth the particulars of such Common Share Reorganization, Rights Offering, Special Distribution or Capital Reorganization in reasonable detail, to the extent that such particulars have been determined at the time of giving of the notice.

3.9       Avoidance of Fractional Shares

          In any case where a fraction of a Common Shares would otherwise be issuable on conversion of one or more Series A Shares, the Corporation shall, at its option, either: (i) adjust such fractional interest by payment by cheque in an amount equal to the then current market value of such fractional interest; or (ii) issue in respect of such fraction a scrip certificate transferable by delivery entitling the holder thereof and of other similar certificates aggregating one full Common Share, upon surrender of such certificates at such place as may be designated therein, to obtain from the Corporation a full Common Share and to receive a share certificate therefor; such cheques shall be payable to the holders thereof in lawful money of the United States of America at par at any branch of the Corporation's bankers for the time being and such scrip certificates shall be in such form and shall be subject to such terms and conditions as the directors may determine and shall provide that the holder thereof shall not thereby be a shareholder and shall not be entitled to receive dividends or to any other rights of a shareholder. The amount of any cash adjustment shall equal the
Current Market Price of such fractional interest. When scrip certificates are issued such scrip certificates may contain, without limitation, provisions to the effect that, after the expiration of one year from their date of issuance, the Corporation may sell or cause to be sold all the shares then represented by unsurrendered scrip certificates and the sole rights of the holders of the scrip certificates after the expiration of said period shall be, against surrender of their scrip certificates, to receive payment of their proportionate amount of the net proceeds of such sale, less taxes and costs of sale, payable by cheque in lawful money of the United States of America at par at any branch of the Corporation's bankers for the time being. If a cash adjustment or a proportionate amount of the net proceeds of a sale is to be paid pursuant to the provisions of this clause 3.9, the mailing by prepaid first class mail from the Corporation's registered office or any office of the registrar for the Series A Shares to a Series A Holder who has exercised its right to convert, at its last address as shown on the books of the Corporation, shall be deemed to be payment of the cash adjustment or the proportionate amount of the net proceeds of a sale, as the case may be, resulting from such fractional interest, unless the cheque is not paid upon due presentation. Cash adjustments or proportionate amounts that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which the same became payable shall be forfeited to the Corporation.

3.10      Postponement of Issuance of Shares upon Conversion

          In any case where the application of the foregoing provisions results in an increase of the Conversion Rate taking effect immediately after the record date for a specific event, if any Series A Shares are converted after that record date and prior to completion of the event, the Corporation may postpone the issuance to the Series A Holder of the additional Common Shares to which it is entitled by reason of the increase of the Conversion Rate but such additional Common Shares shall be issued and delivered to that holder upon completion of the event and the Corporation shall deliver to the holder an appropriate instrument evidencing its right to receive such additional Common Shares.

3.11      Reservation of Common Shares

          So long as any of the Series A Shares are outstanding and entitled to the right of conversion herein provided, the Corporation will at all times reserve and hold out of its unissued Common Shares a sufficient number of unissued Common Shares to enable all of the Series A Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this section 3; provided that nothing contained in this clause 3.11 shall affect or restrict the right of the Corporation to issue Common Shares from time to time.

4.        Redemption

4.1       Optional and Mandatory Redemption

          The Corporation, upon giving notice as hereinafter provided, may redeem all at any time and part from time to time of the then outstanding Series A Shares, and on June 30, 2007 the Corporation shall redeem all of the then outstanding Series A Shares on payment for each share to be redeemed of $14.55 together in each case with an (i) amount equal to all accrued and unpaid cumulative preferential dividends thereon calculated to but excluding the date fixed for redemption and (ii) the Deferred Dividend Amount in respect of such Series A Share, the whole constituting and herein referred to as the "Redemption Price".

4.2       Partial Redemption

          If less than all the Series A Shares are at any time to be redeemed, the shares to be redeemed shall be selected on a pro rata basis, disregarding fractions, according to the number of Series A Shares held by each of the registered holders thereof. If less than all of the Series A Shares are at any time to be redeemed and a Series A Holder has duly exercised his right to convert into Common Shares all or any part of the number of Series A Shares held by such holder which have been called for redemption, the number of Series A Shares held by such Series A Holder to be redeemed shall be reduced by the number (but not exceeding the number of Series A Shares held by such Series A Holder called for redemption) of Series A Shares in respect of which such registered holder has duly exercised its right to convert into Common

Shares. If a part only of the Series A Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.


4.3       Method of Redemption

4.3.1 In any case of redemption of Series A Shares, the Corporation shall not less than 30 days and not more than 60 days before the date specified for redemption send by prepaid first class mail or deliver to the registered address of each person who at the date not more than seven days prior to the date of mailing or delivery is a Series A Holder to be redeemed, a notice in writing of the intention of the Corporation to redeem the Series A Shares registered in the name of such holder. Accidental failure or omission to give such notice to one or more holders shall not affect the validity of such redemption, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and such notice shall have the same force and effect as if given in due time. Such notice shall set out the number of Series A Shares held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption and the place or places within Canada at which holders of Series A Shares may present and surrender such shares for redemption. If the date specified for such redemption is a date on or after June 30, 2006, such notice shall also set forth the then applicable Conversion Rate (as defined in section 3 hereof) and shall state that the right of the holder to convert the shares so to be redeemed will cease and terminate at the close of business on the business day immediately preceding the date specified for redemption.

4.3.2 On and after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the Series A Holders to be redeemed the Redemption Price of such shares on presentation and surrender of the certificate or certificates representing the Series A called for redemption, at the registered office of the Corporation or any other place or places within Canada specified in the notice of redemption. Payment in respect of Series A Shares being redeemed shall be made by cheque payable to the holder thereof in lawful money of the United States of America at any branch of the Corporation's bankers for the time being.

4.3.3 From and after the date specified for redemption in any such notice of redemption, the Series A Shares called for redemption shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

4.3.4 The Corporation shall have the right at any time on or after the mailing or delivery of notice of its intention to redeem Series A Shares to deposit the Redemption Price of the Series A Shares so called for redemption, or of such of the Series A Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any specified Canadian chartered bank named in such notice of redemption or in a subsequent notice to the registered holders of the shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective Series A Holders whose shares have been called for redemption, upon presentation and surrender to such chartered bank of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is later, the Series A Shares in respect of which such deposit shall have been made shall be deemed to have been redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be shall be limited to receiving their proportion (less any tax required to be deducted or withheld therefrom) of the amount so deposited without interest, upon presentation and surrender of the certificate or certificates representing the Series A Shares being redeemed. Any interest allowed on any such deposit shall belong to the Corporation.


4.3.5.1 Redemption moneys that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation.


5.        Purchase For Cancellation

          Subject to the provisions of section 5 hereof and the provisions attaching to the Preferred Shares as a class, the Corporation may at any time and from time to time purchase for cancellation all or any part of the then outstanding Series A Shares in the open market (including purchases through or from an investment dealer or a member of a recognized stock exchange) or by invitation for tenders addressed to all of the holders of Series A Shares then outstanding, at the lowest price or prices at which, in the opinion of the board of directors, such shares are then obtainable, but not exceeding a price per share equal to the then applicable Redemption Price. If, in response to an invitation for tenders under the provisions of this section 5, more Series A Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Series A Shares to be purchased by the Corporation shall be purchased from holders tendering at the same price, as nearly as may be possible, pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices.

6.  Restrictions On Dividends, Retirement And Issuance Of Shares

          While any Series A Shares are outstanding, the Corporation shall not, without the approval of the holders of Series A Shares given as hereinafter specified:

     (a) call for redemption, redeem, purchase, retire or acquire for value or distribute in respect of any Junior Shares (except to the extent and out of net cash proceeds received by the Corporation from a substantially concurrent issue of Junior Shares); or

     (b) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Preferred Shares, call for redemption, redeem, purchase or otherwise retire for value any other shares ranking as to capital or dividends on a parity with the Series A Shares.

          While any Series A Shares are outstanding, the Corporation shall not, without the approval of the holders of Series A Shares given as hereinafter provided:

     (a) declare, set aside for payment or pay any dividends on or make distributions on or in respect of any Junior Shares (other than dividends consisting of Junior Shares);

     (b) reserve, set aside, allot or issue any shares ranking as to capital or dividends prior to or on a parity with the Series A Shares or any securities convertible into or exchangeable for such shares;

unless, in each such case, all dividends then payable on the Series A Shares then outstanding accrued up to and including the dividends payable on the immediately preceding respective date or dates for the payment of dividends thereon shall have been declared and paid or set apart for payment or unless such action has been approved by the Series A Holders.

7.        Liquidation, Dissolution or Winding-Up

          In the event of any Liquidation Distribution, each Series A Holder shall be entitled to receive before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to registered holders of shares ranking as to capital junior to the Series A Shares in connection with the Liquidation Distribution, an amount equal to the greater of (a) the stated capital per share of all Series A Shares held by such holder, together with (i) an amount equal to all accrued but unpaid cumulative dividends thereon plus (ii) the Deferred Dividend Amount and (b) the distribution which such Series A Holder would have been entitled to receive if the Series A Holder's Series A Shares had been converted into Common Shares at the Conversion Rate immediately prior to the Liquidation Distribution. After payment to the

Series A Holders of the amount so payable to them, they shall not be entitled to share in any further distribution of assets of the Corporation.

8.        Voting Rights

8.1 The holders of Series A Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation but shall not be entitled (except as hereinafter specifically provided and except as otherwise provided by the OBCA) to vote at any such meeting; provided, however, that the holders of Series A Shares shall be entitled, voting exclusively and separately as a class, to elect one director of the Corporation.

8.2 A meeting of the holders of the Series A Shares for the purpose of electing a director may be held upon not less that 21 days' written notice to the holders of the Series A Shares and such meeting shall be called by the Secretary of the Corporation upon the written request of the holders of record of at least 10 per cent of the issued and outstanding Series A Shares; in default of the calling of such meeting by the Secretary within five days after the making of such request, such meeting may be called by any holder of record of Series A Shares.

8.3 Any vacancy occurring in the director elected to represent the holders of Series A Shares in accordance with the foregoing provisions of this section may be filled by the board of directors of the Corporation with the consent and approval of the holders of record of a majority of the Series A Shares. Whether or not such vacancy is so filled by the board of directors, when there is no director in office who has been elected to represent the holders of Series A Shares the holders of record of at least ten per cent of the outstanding Series A Shares shall have the right to require the Secretary of the Corporation to call a meeting of the holders of Series A Shares for the purpose of filling the vacancy or replacing the person filling such vacancy who has been appointed by the board of directors and the provisions of the last preceding section shall apply in respect of the calling of such meeting.

9.        Amendments To Series A Provisions

          These Series A Provisions may be repealed, altered, modified, amended or varied only with the prior approval of the holders of the Series A Shares given in the manner provided in section 10 hereof in addition to any other approval required by the OBCA or any other statutory provision of like or similar effect applicable to the Corporation, from time to time in force.

10.       Consent And Approvals

10.1 The consent or approval of the Series A Holders with respect to any and all matters may be given by one or more instruments signed by the holders of at least two-thirds of the issued and outstanding Series A Shares or by a resolution passed by at least two-thirds of the votes cast at a meeting of the Series A Holders duly called for that purpose and held upon at least 21 days' notice, at which the holders of a majority of the outstanding Series A Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Series A Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting may be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 21 days' notice shall be given of such adjourned meeting. At such adjourned meeting the holders of the Series A Shares present or represented by proxy may transact the business for which the meeting was originally called and the consent or approval of the holders of the Series A Shares with respect thereto may be given by at least two-thirds of the votes cast at such adjourned meeting.

10.2 The formalities to be observed with respect to the giving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed by the OBCA and the by-laws of the Corporation with respect to meetings of shareholders. 10.3 On every poll taken at every such meeting or adjourned meeting every Series A Holder shall be entitled to one vote in respect of each Series A Share of which he is the registered holder.

11.       Notices

11.1 Any notice required or permitted to be given to any Series A Holder shall be sent by first class mail, postage prepaid, or delivered to such holder at his address as it appears on the records of the Corporation or, in the event of the address of any such shareholder not so appearing, to the last known address of such shareholder. The accidental failure to give notice to one or more of such shareholders shall not affect the validity of any action requiring the giving of notice by the Corporation. Any notice given as aforesaid shall be deemed to be given on the date upon which it is mailed or delivered.

11.2 If the directors of the Corporation determine that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice hereunder, or is required to send any cheque or any share certificate to any Series A Holder, whether in connection with the redemption or conversion of Series A Shares or otherwise, the Corporation may, notwithstanding the provisions hereof:

     (a) give such notice by publication thereof once in a daily English language newspaper of national circulation and once in a daily French language newspaper published in Montreal and such notice shall be deemed to have been validly given on the day next succeeding its publication in all of such cities; or

     (b) fulfill the requirement to send such cheque or such share certificate by arranging for the delivery thereof to such holder by the transfer agent for the Series A Shares at its principal offices located nearest to the head office of the Corporation, and such cheque and/or certificate shall be deemed to have been sent on the date on which notice of such arrangement shall have been given as provided in (a) above, provided that as soon as the directors of the Corporation determine that mail service is no longer interrupted or threatened to be interrupted such cheque or share certificate, if not theretofore delivered to such holder, shall be sent by mail as herein provided.


  5.  The amendment has been duly authorized      La    modification   a   ete   dument
      as required by Sections 168 & 170           autorisce  conformement  eux articles
      (as applicable) of the Business             168 et 170  (selon  le cas) de la Loi
      Corporations Act.                           sur les societes per actions.




  6.  The resolution authorizing the amendment    Las actionnaires ou les administrateurs
      was approved by the shareholders/           (selon le cas) de la societe approuve
      directors (as applicable) of the            la resolution autorisent la
      corporation on                              modificacion le



                                      2000/06/12
  -------------------------------------------------------------------------------------
                                  (Year, Month, Day)
                                  (annes, mois, jour)

  These articles are signed in duplicate.         Les presents statuts sont signes, en
                                                  double exemlarg.


                                                  WORLD HEART CORPORATION
                                         ---------------------------------------
                                                   (Name of Corporation)
                                            (Denomination sociale de la societe)

                                         By: /s/ Ian W. Malone     Secretary/CFO
                                            ------------------------------------
                                            (Signature)  (Description of Office)
                                            (Signatura)       (Fonction)